Exhibit 16.1

UHY Hacker Young LLP
Quadrant House
Our Ref:4286AB/CCW/hg	4 Thomas More Square
Your Ref:	London E1W 1YW

	Phone	+44 20 7216 4600
20 December 2016	Fax	+44 20 7767 2600
	Email	london@uhy-uk.corn
	Web	www.uhy-uk.com

PRIVATE & CONFIDENTIAL

Securities and Exchange Commission

Washington, D.C. 20549

USA

Dear Sirs

We were previously the statutory auditors for Verona Pharma plc and, on 11 May 2015, we reported on the consolidated financial statements of Verona Pharma plc as of and for the year ended 31 December 2014. At Verona Pharma plc’s Annual General Meeting of shareholders on 11 June 2015, we did not offer ourselves for re-election as Verona Pharma plc’s statutory auditors and were therefore not reappointed as auditors of the company. We have read Verona Pharma plc’s statements included under the heading “Auditors” in its Form F-1 dated November 23, 2016, and we agree with such statements.

Yours faithfully,

/s/ UHY Hacker Young

UHY Hacker Young

Name: Colin Wright
Title: Partner

UHY Hacker Young LLP is a limited liability partnership registered in England and Wales with Registered Number OC327384.

A list of members’ names and their professional qualifications is available for inspection at the Registered Office at the above address.

Registered to carry on audit work in the UK and Ireland and regulated for a range of investment business activities in the UK by the Institute of Chartered Accountants in England and Wales.

A member of the UHY Hacker Young Group of independent partnerships.

A member of UHY international, a network of independent accounting and consulting firms.